MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

a

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

TipMeFast, Inc.

We consent to the use of our report dated January 29, 2018 with respect to the financial statements of TipMeFast, Inc. as of December 31, 2017 and the related statements of operations, shareholders’ equity and cash flows for the period from December 5, 2017 (inception) through December 31, 2017. We also consent to the reference to our firm under the caption “Experts” in the S-1 Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

August 1, 2018

/S/ Michael Gillespie & Associates, PLLC